Exhibit 21.1
Subsidiaries of the Registrant
Subsidiaries of Maravai LifeSciences Holdings, Inc.
Maravai Topco Holdings, LLC (Delaware)
Subsidiaries of Maravai Topco Holdings, LLC
Maravai Intermediate Holdings, LLC (Delaware)
Alphazyme, LLC (Delaware)
Subsidiaries of Maravai Intermediate Holdings, LLC
TriLink Biotechnologies, LLC (Delaware)
Glen Research, LLC (Delaware)
MockV Solutions, Inc. (Maryland)
Cygnus Technologies, LLC (Delaware)
MyChem, LLC (California)
Maravai LifeSciences International Holdings, Inc. (Delaware)
MLSA Holdings, LLC (Delaware)

Subsidiaries of Maravai LifeSciences International Holdings, Inc.
Maravai LifeSciences Deutschland GmbH (Germany)